EXHIBIT 10.1

                            CORPORATE IMAGE AGREEMENT


This Consulting Agreement ("Agreement") made on this 11th day of September 2003, by and between Ten Stix Inc., a publicly traded over-the-counter Colorado corporation, ("Client"), and David Keaveney, an individual residing in Arizona, ("Keaveney"), is made in consideration of the mutual promises made herein and set forth as follows:


                           ARTICLE 1. TERM OF CONTRACT


1.1 This Agreement will become effective on the date first stated above and will continue in effect for twelve (12) months, or until terminated as provided in
Article 7, below.


                 ARTICLE 2. SERVICES TO BE PERFORMED BY KEAVENEY


2.1 Services: Keaveney agrees to perform the following services for Client:

     2.1.1 Redesign corporate materials by producing a master digital file onto a full size (650MB) CD Rom with color processing, a DVD/CD black packaging, insertion of outside wrap with CD and inside booklet (Approx. 5 3/8" x 7.5" when closed), DVD box inserts (paper stock: gloss white), ink color processing (one sided), binding: trim to size (outside insert 10-7/8" X 7-1/4" and inside insert 5" X 7-1/4").

     2.1.2 Add/delete content and make suggestions to improve Client's website (working with Client's current web master).

     2.1.3 Implement advertising campaign (slogans and add slicks for television and trade journals).

     2.1.4 Create advertising material (handouts, multimedia applications and still photography).

     2.1.4 Design new logo.

     2.1.5 Co-create with Client design selection and output of print materials (folders, brochures and insert pages) related to Pro Shuffler (TM) and Client owned/operated table games.

2.2 Delivery Schedule: Within ten (10) days following execution of this Agreement and receipt of the payment due upon execution, Keaveney shall deliver to Client a list of items needed (digital images, print materials).

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2.3 Method of Performing Services: Keaveney will determine the method, details, and means of performing the above-described services. Keaveney may perform the Services under this Agreement at any suitable time and location of Keaveney's choice.

2.4 Status of Keaveney: Keaveney is and shall remain an independent contractor. Keaveney and any agents or employees of Keaveney shall not act as an officer or employee of Client. Client assumes no liability for Keaveney's actions in performance, or responsibility for taxes, funds, payments or other commitments, implied or expressed, by or for Keaveney. Keaveney has no authority to assume or create any commitment or obligation on behalf of, or to bind, Client in any respect.

2.5 Use of Employees or Subcontractors: Upon Client's prior written consent, Keaveney may use any employees or subcontractors as Keaveney deems necessary to perform the services required of Keaveney by this Agreement. Client acknowledges that additional costs may accrue and Client hereby agrees to reimburse Keaveney within ten (10) days of Keaveney submitting an invoice.


                             ARTICLE 3. COMPENSATION

3.1 Retainer Fee: Client shall pay a retainer fee of one hundred and eighty thousand dollars ($180,000.00) OR registered shares in Client's common stock (the "Shares") which have been registered on Form S-8 of the Securities Act of 1933 (the "Share Payments"), which shall be due and payable, as follows ("Retainer Fee"):

     3.1.1 Six (6) equal payments of thirty thousand dollars ($30,000.00), due the fifth day of each month with the first payment due immediately upon the execution of this Agreement; or,

     3.1.2 Six (6) equal Share Payments valued at thirty thousand dollars ($30,000.00), the number of shares of which shall be calculated based upon the closing bid price of Common Stock as of the last day of the month immediately preceding the date which each Share Payment is due, which shall be due the fifth day of each month with the first payment due immediately upon the execution of this Agreement.

     3.1.3 Client agrees the above Share Payments are valued in total at one hundred and eighty thousand dollars ($180,000.00), and the number of shares to be issued shall be calculated based upon the closing bid price of Common Stock as of the last day of the month immediately preceding the date which each Share Payment is due. The Shares to be issued hereunder as Share Payments shall not be subject to adjustment or affect as a result of any reverse stock split.

     3.1.4 Client agrees that, when received by Keaveney, the Shares shall be nonrefundable regardless of the circumstances, whether foreseen or unforeseen upon execution and delivery of this Agreement. Client further acknowledges and agrees that said consideration is earned by Keaveney: (1) upon Client's execution and delivery of the Agreement and prior to the provision of any services hereunder;(2) in part, by reason of Keaveney's agreement to make its resources available to serve Client and as further described in the Article 2 and elsewhere herein; and (3) regardless of whether Client seeks to terminate this Agreement prior to Keaveney's' delivery of any services hereunder. If Client takes any action to terminate this Agreement or to recover any consideration paid or delivered by Client to Keaveney other than reason of Keaveney's' gross negligence or willful misconduct, Keaveney shall be entitled to all available equitable remedies, consequential and incidental damages and reasonable attorneys fees and costs incurred as a result thereof, regardless of whether suit is filed and regardless of whether Client or Keaveney prevail in any such suit.

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3.2 Invoicing and Payment Terms: Keaveney shall submit to Client, on or before the first of each month, an invoice for business expenses and all additional services rendered. Client agrees to pay the net amount due to Keaveney within three (3) days after receipt of invoice. Additionally, Keaveney shall submit to Client invoices for "Retainer Fee" payment as agreed upon in Article 3.1.1-3.1.4.

3.3 Payment of Expenses: Keaveney shall be responsible for its normal and customary overhead business expenses incurred in performing services under this Agreement, including without limitation, telephone, facsimile, postage, photocopying, supplies, rent, employee salaries and benefits, and insurance. Keaveney shall notify Client, in writing, of anticipated expenses that will be billed to Client.

3.4 Additional Services: No additional services outside this Agreement are to be performed without a separate Agreement.


                       ARTICLE 4. OBLIGATIONS OF KEAVENEY


4.1 Non-Exclusive Relationship: Client acknowledges and agrees that the relationship with Keaveney is non-exclusive and Keaveney may represent, perform services for, and contract with, as many additional clients, persons or companies as Keaveney in Keaveney's sole discretion sees fit.

4.2 Keaveney's Qualifications: Keaveney represents and warrants that Keaveney has the qualifications and skills necessary to perform the services under this Agreement in a competent and professional manner, and is able to fulfill the requirements of this Agreement. Keaveney shall comply with all applicable federal, state and local laws in the performance of its obligations hereunder, and all materials used by Keaveney in fulfilling its obligations under this Agreement shall not infringe upon any third party copyright, patent, trade secret or other proprietary right. Keaveney acknowledges and agrees that failure to perform all the services required under this agreement constitutes a material breach of the Agreement.

4.3 Indemnity: Keaveney agrees to indemnify, defend, and hold Client free and harmless from all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, attorneys' fees, and costs, including without limitation expert witnesses' fees, that Client may incur as a result of a breach by Keaveney of any representation or agreement contained in this Agreement.

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4.4 Assignment: Neither this Agreement nor any duties or obligations under this
Agreement may be assigned by Keaveney without the prior written consent of Client.


                        ARTICLE 5. OBLIGATIONS OF CLIENT

5.1 Compliance with Requests: Client agrees to comply with all reasonable requests of Keaveney necessary to the performance of Keaveney's duties under this Agreement.

5.2 Company Provided Information: Client assumes full responsibility for the accuracy and completeness of all information provided to Keaveney.

5.3 Indemnity: Client agrees to indemnify, defend, and hold Keaveney free and harmless from all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, attorneys' fees, and costs, including without limitation expert witnesses' fees, that Keaveney may incur as a result of any information provided to Keaveney by Client under this Agreement.


                          ARTICLE 6. CLIENT INFORMATION

6.1 Nondisclosure/Nonuse of Client Information: Keaveney agrees that all information provided by Client to Keaveney under this Agreement shall not be disclosed or used by Keaveney for any purpose other than Keaveney's performance under this Agreement.

6.2 Confidential Information: Any written, printed, graphic, or electronically or magnetically recorded information furnished by Client for Keaveney's use is and shall remain the sole property of Client. This proprietary information includes, but is not limited to, marketing information, planning, drawings, specifications, and information concerning Client's employees, products, services, prices, and operations. Keaveney will keep this confidential information in the strictest confidence, and will not disclose it by any means to any person except with Keaveney's prior written approval, and only to the extent necessary to perform the services under this Agreement. This prohibition also applies to Keaveney's employees, agents, and subcontractors. On termination of this Agreement or request by Client, Keaveney will return within two (2) days any confidential information in Keaveney's possession to Client.

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                       ARTICLE 7. TERMINATION OF AGREEMENT

7.1 Termination on Notice: Notwithstanding any other provision of this Agreement, either party may terminate this Agreement at any time by giving thirty (30) days written notice to the other party. Unless otherwise terminated as provided in this Agreement, this Agreement will continue in force until the Services provided for in this Agreement have been fully and completely performed.


                          ARTICLE 8. GENERAL PROVISIONS

8.1 Notices: Any notices to be given by either party to the other shall be in writing and may be transmitted either by personal delivery or by mail, registered or certified, postage prepaid with return receipt requested. Notices delivered personally shall be deemed communicated as of the date of actual receipt. Mailed notices shall be deemed communicated as of five (5) days after the date of mailing.

8.2 Attorneys' Fees and Costs: If this Agreement gives rise to a lawsuit or other legal proceeding between any of the parties hereto, the prevailing party shall be entitled to recover court costs, necessary disbursements (including expert witnesses' fees) and reasonable attorneys' fees, in addition to any other relief such party may be entitled.

8.3 Entire Agreement: This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the services provided by Keaveney to Client under this Agreement, and contains all of the covenants and agreements between the parties with respect to this Agreement in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding.

8.4 Modifications: Any modification of this Agreement will be effective only if it is in writing signed by the party to be charged.

8.5 Effect of Waiver: The failure of either party to insist on strict compliance with any of the terms, covenants, or conditions of this Agreement by the other party shall not be deemed a waiver of that term, covenant, or condition, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

8.6 Partial Invalidity: If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

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8.7 Law Governing Agreement: This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona.

8.8 Jurisdiction/Venue: Jurisdiction and venue for any dispute arising out of this Agreement shall be exclusively in the County of Maricopa, State of Arizona.

8.8 Construction: If any construction is to be made of any provision of this Agreement, it shall not be construed against either party on the ground such party was the drafter of the Agreement or any particular provision.

8.9 Time: Time is of the essence in this Agreement.

8.10 Corporate Authorization: If any signatory of this Agreement is a corporation, said signatory represents and warrants that this Agreement and the undersigned's execution of this Agreement have been duly authorized and approved by the corporation's Board of Directors. The undersigned officers and representatives of the corporation(s) executing this Agreement on behalf of the corporation(s) represent and warrant they are officers of the corporation(s) with full authority to execute this Agreement on behalf of the corporation(s).

IN WITNESS WHEREOF, the undersigned have executed this Agreement, effective as of the date first above written.


CLIENT:                                 KEAVENEY:

Ten Stix Inc.                           David Keaveney


By:  _______________________            By:  _____________________________


Tom Sawyer                              David Keaveney


President                               Individual


Date:    September 11, 2003             Date:    September 11, 2003



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